KUHN NAMED CEO OF KAMAN CORP.

BLOOMFIELD, Connecticut (July 20, 1999)   (NASDAQ:KAMNA) Paul R.
Kuhn has been named president and chief executive officer of Kaman Corp., it was announced today by Charles H. Kaman, company founder and chairman.

Kuhn, 57, will assume his new position August 2, and also will become a director at that time. He previously was senior vice president, operations, aerospace engine businesses, for Coltec Industries, Inc., which recently merged with BFGoodrich. As president and CEO of Kaman Corp. he will succeed Charles Kaman, who continues as chairman of the board of directors.

Last December, Kaman announced that the company would seek a new CEO, which would allow him to focus on the strategic direction of the company as chairman of the board. "The ultimate goal," he said then, "is to ensure that the company continues to be led in the cultural tradition that has sustained it for more than half a century."

In today's announcement, Kaman said, "I believe Paul is the right person to lead this company into the next millenium. He has the depth of experience and leadership qualities that are well suited to this company and its culture."

Kuhn said, "To have the opportunity to lead a company like Kaman with its rich heritage is very exciting, and I look forward to being part of this fine organization."

Kuhn began his business career with General Electric in 1964 following college graduation. During his 17 years with GE he held various positions of increasing responsibility in management at GE Aircraft Engines. He left GE in 1981 to become director of manufacturing for the Lycoming aircraft engine company (now part of AlliedSignal). In 1983, he joined Coltec as vice president of operations for its Menasco Landing Gear Division, and subsequently was made president. In 1993 he was named group vice president of Coltec, and president of its Chandler Evans division. In 1998, he was promoted to senior vice president, responsible for Coltec's aerospace engine businesses with revenues of approximately $500 million.

A native of Cleveland, Ohio, Kuhn received his bachelor's degree in mechanical engineering from the University of Cincinnati in 1964, and his master's degree in business administration from Xavier University in 1971. He lives with his wife, Sue, in Farmington, Conn.

Kaman Corp., founded by Charles Kaman in 1945, is a $1 billion company with businesses in the aerospace and distribution markets.
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Contact:
David Long
(860) 243-6319
Email: dml-corp@kaman.com
Internet: www.kaman.com
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